Exhibit 23.1

Consent of Ryder Scott Company

We hereby consent to the inclusion of our report dated October 13, 2005, in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 of Eastern American Natural Gas Trust and to the references to our firm included therein.

/s/Ryder Scott Company
Ryder Scott Company
Denver Colorado
October 8, 2005